Exhibit 99.1

Greatbatch, Inc. Reports Fourth Quarter and Full Year 2008 Results

CLARENCE, N.Y.--(BUSINESS WIRE)--March 3, 2009--Greatbatch, Inc. (NYSE: GB), today announced results of operations for the fourth quarter and full year ended January 2, 2009.

Business Highlights

  Record sales of $146.6 million for the fourth quarter and $546.6 million for the full year 2008.
  GAAP EPS of $0.36 per share and Adjusted EPS of $0.50 per share for the quarter.
  GAAP EPS of $0.81 per share and Adjusted EPS of $1.40 per share for the year.
  Cash flow from operations of $10.1 million for the fourth quarter, $57.1 million for the year.

“Our 2008 results reflect the continued successful execution of our strategic plan. Despite the turmoil in the broader economy, our diversification strategy and focus on delivering innovative solutions for our customers enabled us to drive improved operating performance,” stated Thomas J. Hook, President & CEO of Greatbatch. “We are satisfied with the progress we have made on the integration of our acquisitions. In addition, we remain committed to ongoing improvements in our operating performance through further leveraging our diversified revenue base, continued facility consolidation, and product development activities. I believe we have set a solid foundation to further strengthen and expand our position in the marketplace and we remain confident in Greatbatch’s future growth opportunities.”

Fourth Quarter Results

Consolidated sales in the fourth quarter were $146.6 million, an increase of 74% over the comparable 2007 period. This increase was driven by approximately $45.4 million of incremental revenue from our acquisitions as well as 10% organic growth. Additionally, 2008 fourth quarter sales benefited from an additional week of operations resulting from our fiscal year end falling in 2009 (closest Friday to December 31st). Compared to the third quarter 2008, revenue increased 8%, primarily due to the additional week of sales.

Cost of sales as a percentage of revenue for the quarter improved to 68.1% compared to 68.5% for fourth quarter 2007 and 69.4% in the sequential quarter. These improvements were driven by higher production volume, the impact of consolidation initiatives completed during the current year and a favorable change in product mix. Fourth quarter 2007 cost of sales includes $0.4 million of acquisition related inventory step-up amortization.

Selling, general and administrative expenses as a percentage of sales decreased to 13.6% versus 14.9% for fourth quarter 2007, which reflects the various cost cutting initiatives implemented in 2008. This percentage increased compared to the third quarter 2008 of 11.5%, primarily due to the timing of expenditures.

Net research, development and engineering costs for the fourth quarter were $7.7 million, which as expected, were lower as a percentage of sales versus fourth quarter 2007 due to the realignment of these operations in 2008. Net research, development and engineering costs as a percentage of sales were consistent with third quarter 2008.

As a result of the above, GAAP operating income for the quarter increased to $12.0 million from $5.4 million in 2007, but decreased from the sequential quarter of $15.7 million. Similarly, adjusted operating income was $19.1 million in fourth quarter 2008 compared to $6.9 million for fourth quarter 2007 and $19.3 million for third quarter 2008. Adjusted amounts exclude the impact of debt extinguishment gains, acquisition-related charges (in-process research and development, inventory step-up amortization), as well as facility consolidation, manufacturing transfer, and system integration expenses. (See Tables A and B for reconciliations of adjusted amounts to GAAP).

As a result of the enactment of the research and development tax credit in October 2008, the effective tax rate for fourth quarter 2008 was 29.3% compared to 45.4% for the same period of 2007 and 40.5% for the sequential quarter.

Earnings per diluted share on a GAAP basis were $0.36 per share in the quarter, compared to $0.12 per share in fourth quarter 2007 and $0.33 per share in third quarter 2008. GAAP earnings per share for fourth quarter 2008 include the impact of the gain on extinguishment of debt during the quarter of $3.2 million or $0.09 per share. Adjusted earnings per diluted share were $0.50 in the quarter, an increase from $0.20 in the fourth quarter 2007 and $0.44 in the sequential quarter.

Significant actions for the quarter included the closure of our Saignelegier, Switzerland facility as well as the initiation of the consolidation of our Blaine, Minnesota, Exton, Pennsylvania and Teterboro, New Jersey facilities into existing facilities with excess capacity. During the quarter the Company also took advantage of an opportunity caused by the market unrest and retired $22 million of long-term debt at a 15% discount, which would have otherwise been due in June of 2010 at par. This transaction resulted in a $3.2 million gain, or $0.09 per share, and had a return on capital of nearly 20%.

Thomas J. Mazza, Senior Vice President & Chief Financial Officer, stated, “We have worked hard to implement an efficient operating model while making the necessary investments to ensure growth across our various product lines. Despite an unprecedented economic environment, our strong financial position, the resiliency of our core markets as well as the benefits of a more diverse revenue stream, allowed us to achieve our financial goals for the year. Overall cost reduction initiatives are on track and, along with our revenue growth, enabled us to significantly improve our operating margins throughout 2008. In addition, we believe our strong cash generation, financial discipline and effective cost structure will enable us to strengthen our platform for future growth and increase shareholder value.”

Product Lines

The following table summarizes the Company’s sales by major product lines for fourth quarters and full years 2008 and 2007 (in thousands):

Business Unit/Product Lines	2008 4th Qtr.	2007 4th Qtr.	% Change	YTD 2008	YTD 2007	% Change

Implantable Medical Components
CRM/Neuromodulation	$77,844	$61,321	27%	$278,279	$251,426	11%
Vascular Access	13,178	8,710	51%	47,415	18,396	158%
Orthopedic	35,746	-	NA	142,446	-	NA
Total IMC	126,768	70,031	81%	468,140	269,822	73%
Electrochem	19,832	14,384	38%	78,504	48,924	60%
Total Sales	$146,600	$84,415	74%	$546,644	$318,746	71%

Implantable Medical Components (“IMC”)

Cardiac Rhythm Management (“CRM”) and Neuromodulation revenue of $77.8 million for the quarter increased 27% over the prior year and 14% over third quarter 2008. The fourth quarter’s results benefited from an extra week of operations.

Fourth quarter revenues for the Vascular Access product line were $13.2 million, compared to the prior year quarter revenues of $8.7 million and $10.9 million in the third quarter of 2008. This increase was primarily due to the Quan Emerteq acquisition in November 2007, which added approximately $2.0 million to revenue over the prior year fourth quarter, and an additional week of revenue.

The Orthopedic product line revenues were $35.7 million for the quarter compared to $37.9 million for third quarter 2008. Orthopedic sales during the first three quarters of 2008 benefited from the release of excess backlog that was on hand at the time of the Precimed acquisition, which has since been fulfilled. Additionally, the fourth quarter’s results include the impact of the overall uncertain market conditions, including foreign currency exchange fluctuations.

Electrochem

Fourth quarter sales for the Electrochem business segment were $19.8 million, compared to $14.4 million in fourth quarter 2007 and $18.9 million in third quarter 2008. The increase in sales compared with the prior year is a result of the acquisition of EAC in November 2007 which added $4.0 million to revenue. Additionally, the current quarter includes the benefit of an extra week of operations.

Financial Guidance

At this time, 2009 annual revenue is projected to be in the range of $550 million to $600 million. Additionally, adjusted operating income is projected to increase from 10.6% in 2008 to between 11.0% and 13.0% in 2009. Adjusted operating income excludes non-recurring costs associated with plant consolidations and integration of acquisitions of approximately $10 million to $13 million. Although we remain confident in our guidance we recognize that this volatile economic environment does create some uncertainty.

Conference Call

The Company will host a conference call on Tuesday, March 3, 2009 at 5:00 p.m. E.T. to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com. An audio replay will also be available beginning from 8:00 p.m. E.T. on March 3, 2009 until March 10, 2009. To access the replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter the passcode 86380200.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) is a leading developer and manufacturer of critical products used in medical devices for the cardiac rhythm management, neuromodulation, vascular, orthopedic and interventional radiology markets. Additionally, Electrochem, a subsidiary of Greatbatch, is a world leader in the design and manufacture of technology solutions for some of the world’s most demanding and extreme applications. Additional information about the Company is available at www.greatbatch.com.

Forward-Looking Statements

Some of the statements in this press release and other written and oral statements made from time to time by the Company and its representatives are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology. In addition, the information provided under the caption “Full-Year 2009 Financial Guidance” above consists of forward-looking statements. These statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; our reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies and to operate these acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Use of NON-GAAP Financial Information

In addition to our results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we provide adjusted operating income, adjusted net income and adjusted earnings per diluted share. These adjusted amounts consist of GAAP amounts excluding (i) acquisition-related charges, (ii) facility consolidation, manufacturing transfer and system integration charges, (iii) asset disposition and other charges, and (iv) the income tax (benefit) related to these adjustments. Adjusted earnings per diluted share is calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding.

We believe that the presentation of adjusted operating income, adjusted net income and adjusted earnings per diluted share provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Table A: Operating Income Reconciliation (in thousands):

	2008 4th Qtr.	2007 4th Qtr.	2008 YTD	2007 YTD
Operating income as reported:	$11,968	$5,425	$34,894	$20,020
In-process research and development	-	-	2,240	16,093
Acquisition charges (1)	-	950	6,422	2,276
Sub-total	11,968	6,375	43,556	38,389
Adjustments:
Consolidation costs	5,384	531	9,010	5,228
Integration expenses	1,493	-	5,369	-
Asset dispositions & other	227	(3)	199	96
Operating income – adjusted	$19,072	$6,903	$58,134	$43,713
Operating margin – adjusted	13.0%	8.2%	10.6%	13.7%

Table B: Net Income & EPS Reconciliation (in thousands, except per share amounts):

	2008 4th Qtr.	2007 4th Qtr.	2008 YTD	2007 YTD
Income before taxes as reported:	$12,025	$5,092	$27,303	$28,688
In-process research and development	-	-	2,240	16,093
Acquisition charges (1)	-	950	6,422	2,276
Sub-total	12,025	6,042	35,965	47,057
Adjustments:
Consolidation costs	5,384	531	9,010	5,228
Integration expenses	1,493	-	5,369	-
Asset dispositions & other	227	(3)	199	96
Sub-total	19,129	6,570	50,543	52,381
Gain on sale of investment security	-	-	-	(4,001)
Gain on extinguishment of debt	(3,242)	-	(3,242)	(4,473)
Adjusted income before taxes	15,887	6,570	47,301	43,907
Adjusted provision for income taxes (2)	4,072	2,135	14,427	14,270
Adjusted net income	$11,815	$4,435	$32,874	$29,637
Adjusted diluted EPS	$0.50	$0.20	$1.40	$1.27
Number of shares (thousands)	24,100	23,700	24,100	24,400
Note:	(1)	Primarily amortization of inventory step-up.
	(2)	Tax rate utilized was approximately 32.5% for 2007.
		Tax rate utilized for 2008 4th Qtr. was 25.6% - Rate required for the final quarter to get the full year adjusted tax provision to 30.5% (full year rate excluding IPR&D charges).

GAAP Financial Statements Follow

GREATBATCH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(In thousands except per share amounts)

	Three months ended		Year ended
	January 2,	December 28,	January 2,	December 28,
	2009	2007	2009	2007

Sales	$146,600	$84,415	$546,644	$318,746
Cost and expenses:
Cost of sales - excluding amortization of intangible assets	98,158	56,487	384,014	198,184
Cost of sales - amortization of intangible assets	1,700	1,373	6,841	4,537
Selling, general and administrative expenses	19,948	12,544	72,633	44,674
Research, development and engineering costs, net	7,722	8,058	31,444	29,914
Acquired in-process research and development	-	-	2,240	16,093
Other operating expense, net	7,104	528	14,578	5,324
Operating income	11,968	5,425	34,894	20,020
Interest expense	3,260	1,958	13,168	7,303
Interest income	(48)	(1,022)	(711)	(7,050)
Gain on extinguishment of debt	(3,242)	-	(3,242)	(4,473)
Gain on sale of investment security	-	-	-	(4,001)
Other income, net	(27)	(603)	(1,624)	(447)
Income before provision for income taxes	12,025	5,092	27,303	28,688
Provision for income taxes	3,526	2,312	8,744	13,638
Net income	$8,499	$2,780	$18,559	$15,050

Earnings per share:
Basic	$0.38	$0.13	$0.82	$0.68
Diluted	$0.36	$0.12	$0.81	$0.67

Weighted average shares outstanding:
Basic	22,600	22,200	22,500	22,150
Diluted	24,100	22,400	24,100	22,400

GREATBATCH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS	January 2,	December 28,
	2009	2007
Current assets:
Cash and cash equivalents	$22,063	$33,473
Short-term investments	-	7,017
Accounts receivable, net	86,364	56,962
Inventories, net	112,304	71,882
Refundable income taxes	-	377
Deferred income taxes	8,086	6,469
Prepaid expenses and other current assets	6,754	5,044
Total current assets	235,571	181,224

Property, plant, and equipment, net	166,668	114,946
Intangible assets, net	126,389	103,850
Goodwill	302,221	248,540
Deferred income taxes	1,942	-
Other assets	16,140	15,291
Total assets	$848,931	$663,851

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$48,727	$33,433
Income taxes payable	4,128	-
Accrued expenses and other current liabilities	40,497	30,975
Total current liabilities	93,352	64,408

Long-term debt	352,920	241,198
Deferred income taxes	44,306	35,346
Other long term liabilities	7,601	228
Total liabilities	498,179	341,180
Stockholders' equity:
Preferred stock	-	-
Common stock	23	22
Additional paid-in capital	251,772	238,574
Treasury stock	(741)	(140)
Retained earnings	102,774	84,215
Accumulated other comprehensive loss	(3,076)	-
Total stockholders’ equity	350,752	322,671
Total liabilities and stockholders' equity	$848,931	$663,851

CONTACT:
Greatbatch, Inc.
Marco Benedetti, 716-759-5856
Corporate Controller